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                                                                     EXHIBIT 4.1


                          CERTIFICATE OF DESIGNATIONS

                                     OF THE

                       PSYCHIATRIC GROUP PREFERRED STOCK
                          (Par Value $0.01 Per Share)

                                       OF

                        AMERICAN HEALTH PROPERTIES, INC.

                                 _____________

                         Pursuant to Section 151 of the

                General Corporation Law of the State of Delaware

                                 _____________

                 The undersigned duly authorized officer of American Health Properties, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Company"), in accordance with the provisions of Section 103 thereof, and pursuant to Section 151 thereof, DOES HEREBY CERTIFY:

                 That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Company, the Board of Directors (the "Board") of the Company on June 29, 1995 adopted the following resolution creating a series of 220,000 shares of the Company's Preferred Stock, par value $0.01 per share, each designated as set forth below:

                 RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by provisions of the Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the General Corporation Law of the State of Delaware, the issuance of a series of the Company's Preferred Stock, par value $0.01 per share (the "Preferred Stock"), which shall consist of up to 220,000 of the 1,000,000 shares of Preferred Stock that the Company now has authority to issue, be, and the same hereby is, authorized, and the Board hereby fixes the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, set forth in the Certificate of Incorporation that may be applicable to the Preferred Stock) as follows:





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         1.      Designation.  The distinctive serial designation of the series of the Preferred Stock authorized by this resolution shall be the "Psychiatric Group Preferred Stock" (the "Psychiatric Group Stock"). The maximum number of shares of Psychiatric Group Stock shall be 220,000.

         2. Dividend Rights. Subject to the terms of any outstanding series of Preferred Stock, dividends may be declared and paid upon Psychiatric Group Stock and the Company's common stock, par value $0.01 per share (the "Common Stock") upon the terms provided for below, in such amounts and at such times as the Board may determine.

         (a) Dividends on Psychiatric Group Stock. Dividends on the Psychiatric Group Stock may be declared and paid only out of the lesser of (i) the Available Dividend Amount attributable to the Psychiatric Group and (ii) the amount of funds of the Company legally available under Delaware law for the payment of dividends by the Company on its capital stock.

         (b) Dividends on Common Stock. So long as any shares of Psychiatric Group Stock are outstanding, dividends on the Common Stock may be declared and paid only out of the lesser of (i) the Available Dividend Amount attributable to the Core Group and (ii) the amount of funds of the Company legally available under Delaware law for the payment of dividends by the Company on its capital stock.

         (c) Discrimination between Psychiatric Group Stock and Common Stock. Subject to the provisions of paragraphs 2(a) and 2(b), dividends may be declared and paid on the Common Stock and/or Psychiatric Group Stock in equal or unequal amounts, when, as and if declared by the Board.

         3.      Exchange or Redemption.

                 (a)  General.

                 (i) The Company may, at any time commencing one year after the date of the Distribution and in its sole discretion, redeem all outstanding shares of Psychiatric Group Stock for cash in an amount, or in exchange for newly issued shares of Common Stock having an aggregate value (based on an average Market Value for the ten consecutive Trading Days ending on the last Trading Day prior to the date on which notice of such exchange is mailed to holders of Psychiatric Group Stock), equal to 115% of the average Market Value during such ten Trading Day period of the shares of Psychiatric Group Stock being redeemed; provided, however, that in connection with the sale of all or substantially all of the assets of the Psychiatric Group the





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         Company may at any time after the date of the Distribution redeem all outstanding shares of Psychiatric Group Stock for cash or in exchange for newly issued shares of Common Stock having an aggregate value (based on the average Market Value for the ten consecutive Trading Days ending on the last Trading Day prior to the date on which notice of such exchange is mailed to holders of Psychiatric Group Stock), equal to 105% of the average Market Value during such ten Trading Day period of the shares of Psychiatric Group Stock being redeemed.

                 (ii) If at any time commencing one year after the date of the Distribution, the Fair Market Value of the assets (other than cash, deposits and readily marketable securities) of the Psychiatric Group (as determined by the Board, whose determination shall be conclusive) is less than $10,000,000, the Company may, in its sole discretion, redeem all outstanding shares of Psychiatric Group Stock for cash in an amount, or in exchange for newly issued shares of Common Stock having an aggregate value (based on an average Market Value for the ten consecutive Trading Days ending on the last Trading Day prior to the date on which notice of such exchange is mailed to holders of Psychiatric Group Stock), equal to 105% of the Net Fair Market Value of the Psychiatric Group (as determined by the Board, whose determination shall be conclusive).

                 (b)  Notice and Other Provisions.

                 (i) In the event of any exchange or redemption pursuant to paragraphs 3(a)(i) or 3(a)(ii), the Company shall promptly cause to be given to each holder of record of Psychiatric Group Stock to be so exchanged or redeemed, a notice setting forth (A) a statement that such Psychiatric Group Stock will be exchanged or redeemed, as the case may be, (B) the Exchange Date or the Redemption Date, as the case may be, (C) the amount of Common Stock and/or cash to be distributed to such holder with respect to each share of such Psychiatric Group Stock, including details as to the calculation thereof, (D) the place or places where certificates for shares of Psychiatric Group Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement), should be surrendered for delivery of certificates for shares of Common Stock and/or cash and (E) a statement to the effect that dividends on shares of such Psychiatric Group Stock will cease to be paid as of such Exchange Date or Redemption Date, as the case may be. Such notice will be sent by first-class mail, postage prepaid, not less than 20 nor more than 60 days prior to the Exchange Date or Redemption Date, as the case may be, and, in any case, to each holder of record of outstanding shares





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         of Psychiatric Group Stock at such holder's address as the same appears on the stock transfer books of the Company. Neither the failure to mail such notice to any particular holder of shares of Psychiatric Group Stock nor any defect therein shall affect the sufficiency thereof with respect to any other holder of outstanding shares of Psychiatric Group Stock.

                 (ii) No adjustments in respect of dividends on the Psychiatric Group Stock or Common Stock shall be made upon the exchange or redemption of any shares of Psychiatric Group Stock; provided, however, that if the Exchange Date or Redemption Date therefor is after the record date for determining holders of such Psychiatric Group Stock entitled to any dividend or distribution thereon, such dividend or distribution shall be payable to the holders of such shares at the close of business on such record date notwithstanding such exchange or redemption, in each case without interest.

                 (iii) Before any holder of Psychiatric Group Stock shall be entitled to receive certificates representing shares of Common Stock and/or cash to be distributed to such holder with respect to any exchange or redemption of shares of Psychiatric Group Stock, such holder shall be required to surrender at such place as the Company specifies certificates for shares of Psychiatric Group Stock, properly endorsed or assigned for transfer (unless the Company waives such requirement). As soon as practicable after the Company's receipt of certificates for such shares of Psychiatric Group Stock, the Company shall deliver to the person for whose account such shares are so surrendered, or to the nominee or nominees of such person, certificates representing the number of whole shares of Common Stock and/or cash to which such person is entitled, together with any fractional payment referred to in 3(b)(iv) below, in each case without interest.

                 (iv) The Company shall not be required to issue or deliver fractional shares of Common Stock to any holder of Psychiatric Group Stock upon any exchange or redemption pursuant to paragraphs 3(a)(i) or 3(a)(ii). If more than one share of Psychiatric Group Stock shall be held at the same time by the same holder, the Company may aggregate the number of shares of Common Stock that shall be issuable upon any such exchange or redemption (including any fractional shares). If there are fractional shares of Common Stock remaining to be issued or distributed to any holder of any Psychiatric Group Stock, the Company shall, if such fractional shares are not issued or distributed to such holder, pay cash in respect of such fractional





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         shares in an amount equal to the fair market value of such fractional shares on the fifth Trading Day prior to the date such payment is to be made (without interest). For purposes of the preceding sentence, "fair market value" of any fraction of a share means the product of such fraction and the Market Value of one share of Common Stock.

                 (v) From and after the Exchange Date or Redemption Date for any exchange or redemption of shares of Psychiatric Group Stock, all rights of a holder of shares of Psychiatric Group Stock that are exchanged or redeemed shall cease except for the right, upon surrender of the certificates representing such shares of Psychiatric Group Stock, to receive certificates representing shares of Common Stock and/or cash for which such shares are exchanged or redeemed, together with any fractional payment or rights to dividends as provided above, in each case without interest. No holder of a certificate that prior to the exchange of Psychiatric Group Stock represented shares of Psychiatric Group Stock will be entitled to receive any dividend or other distribution with respect to the shares of Common Stock for which shares of Psychiatric Group Stock are exchanged until surrender of such holder's certificate in exchange for a certificate or certificates representing shares of Common Stock. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to a record date occurring after the Exchange Date, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Common Stock represented by the certificate or certificates issued upon such surrender. From and after the Exchange Date for any exchange of Psychiatric Group Stock for Common Stock, the Company shall, however, be entitled to treat the certificates for Psychiatric Group Stock that are not yet surrendered for exchange as evidencing the ownership of the number of whole shares of Common Stock for which the shares of Psychiatric Group Stock represented by such certificates shall have been exchanged, notwithstanding the failure to surrender such certificates.

                 (vi) The Company shall pay any and all documentary, stamp or similar issue or transfer taxes that might be payable in respect of the issue or delivery of any shares of Common Stock on exchange of shares of Psychiatric Group Stock pursuant hereto. The Company shall not, however, be required to pay any tax that might be payable in respect of any transfer involved in the issue and delivery of any shares of Common Stock in a name other than that in which the shares of Psychiatric Group Stock so exchanged are registered, and no such issue or delivery shall be made unless and until the person requesting such issue pays to





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         the Company the amount of any such tax, or establishes to the satisfaction of the Company that such tax has been paid.

                 (vii) The Company covenants that all shares of Common Stock which may be delivered upon conversions of shares of Psychiatric Group Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any preemptive rights.

         4.      Voting Rights.

                 (a) Common Stock. Holders of Common Stock shall be entitled to one vote per share and shall vote as one class with the holders of Psychiatric Group Stock (together with any other series of Preferred Stock outstanding at the time of such vote and so entitled to vote) on all matters submitted to stockholders, other than matters which are required by law or the Company's Certificate of Incorporation or paragraph 4(c) below to be submitted to a separate class vote.

                 (b) Psychiatric Group Stock. Holders of Psychiatric Group Stock shall be entitled to a variable number of votes per share equal to the ratio (calculated to the nearest three decimal places) of the average Market Value of one share of Psychiatric Group Stock to one share of Common Stock for the ten consecutive Trading Days ending on the last Trading Day prior to the applicable record date (or if the Psychiatric Group Stock has been issued and trading for less than ten consecutive Trading Days prior to such record date, such shorter number of Trading Days as the Psychiatric Group Stock has been so issued and trading), and could have more than, less than or exactly one vote per share. Holders of Psychiatric Group Stock shall vote as one class with holders of Common Stock (together with any other series of Preferred Stock outstanding at the time of such vote and so entitled to vote) on all matters submitted to stockholders, other than matters which are required by law or the Company's Certificate of Incorporation or paragraph 4(c) below to be submitted to a separate class vote. If the Psychiatric Group Stock is entitled to vote separately as a class with respect to any matter, each share of Psychiatric Group Stock shall be entitled to one vote in the separate vote on such matter.

                 (c) Merger or Consolidation. No class vote of holders of Psychiatric Group Stock shall be required upon a merger or consolidation if (a) the Psychiatric Group Stock remains outstanding and unchanged as a result of the merger or consolidation, (b) the type and amount of consideration for such merger or consolidation is divided between holders of Psychiatric Group Stock and holders of Common Stock in a manner determined to be fair by the Board (whose determination shall be conclusive) or





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(c) the Psychiatric Group Stock is converted into capital stock of the surviving company to the merger or consolidation having terms substantially similar to the terms of the Psychiatric Group Stock. A class vote of the holders of a majority of the outstanding shares of Psychiatric Group Stock shall be required for any other merger or consolidation.

         5. Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, holders of Common Stock and Psychiatric Group Stock shall be entitled to receive their respective proportionate interests in the net assets of the Company, if any, remaining for distribution to holders of stock (after payment or provision for all liabilities, including contingent liabilities, of the Company and payment of the liquidation preference payable to holders of any other series of Preferred Stock ranking senior to the Psychiatric Group Stock as to distributions upon liquidation) pro rata based upon the average Market Value of the Common Stock as compared to the average Market Value of the Psychiatric Group Stock, in each case for the ten consecutive Trading Days ending on the Trading Day prior the date of the first public announcement of (i) a voluntary liquidation, dissolution or winding-up of the Company or (ii) the institution of any proceeding for the involuntary liquidation, dissolution or winding-up of the Company; provided that if the foregoing would result in a liquidation payment valued at less than $1.00 per share of the Psychiatric Group Stock, the holders of Psychiatric Group Stock shall not be entitled to a proportionate interest in such net assets but instead will be entitled to receive a liquidation preference of $1.00 per share (and no more) before any payment may be made to holders of Common Stock. Neither the merger nor consolidation of the Company into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Company, nor a sale, transfer or lease of all or any part of the assets of the Company, shall be deemed a liquidation, dissolution or winding-up for these purposes.

         6. Determinations by the Board. Any determination made by the Board in good faith under this Certificate of Designations, and any determinations with respect to either Group or the rights of holders of shares of Common Stock or Psychiatric Group Stock made pursuant to or in furtherance of this Certificate of Designations, shall be final and binding on all stockholders of the Company, subject to the rights of stockholders under Delaware law and under the federal securities laws.

         7. Definitions. As used in this Certificate of Designations, the following terms shall have the following meanings (with terms defined in the singular having comparable





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meaning when used in the plural and vice versa), unless another definition is provided or the context otherwise requires:

         "Available Dividend Amount," on any date (the "calculation date") with respect to the Common Stock or the Psychiatric Group Stock (the "subject group stock") issued with reference to either Group (the "subject group"), means either:

                 (i) the excess of (x) an amount equal to the total assets of the subject group less its total liabilities as of such calculation date, determined in accordance with Delaware law applied as if the subject group were a Delaware corporation, over (y) the sum of the aggregate par value of all outstanding subject group stock and all other capital stock of the Company attributed to the subject group; or

                 (ii) in case there shall be no such excess, an amount equal to the net profits, if any, of the subject group for the fiscal year in which the dividend is declared and/or the preceding fiscal year, determined in accordance with Delaware law applied as if the subject group were a Delaware corporation.

         "Core Group" means all assets and liabilities of, and all activities engaged in by, the Company and its subsidiaries, other than assets, liabilities and activities which comprise part of the Psychiatric Group. Future issuances of Common Stock or any other capital stock of the Company (other than Psychiatric Group Stock) will be deemed to be for the account of, and net proceeds from such issuances will be deemed to be assets of, the Core Group. All dividends or other distributions on or repurchases of the Common Stock or any other capital stock of the Company (other than Psychiatric Group Stock), and all costs attributed by the Board to the Core Group, will be deemed to be funded out of assets of the Core Group. In the case of an issuance of shares of Common Stock as a dividend or other distribution on Psychiatric Group Stock, the Psychiatric Group will be deemed to have purchased such shares for an amount equal to the average Market Value of such shares for the ten consecutive Trading Days ending on the last Trading Day prior to the record date for determining holders of Psychiatric Group Stock entitled to receive such dividend or distribution, and an amount equal to such purchase price shall be deemed to have been transferred from the Psychiatric Group to the Core Group.

         "Distribution" means the distribution to holders of Common Stock of depositary shares ("Depositary Shares") representing interests in shares of Psychiatric Group Stock.





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

         "Exchange Date" means the date, if any, fixed for the exchange of Psychiatric Group Stock for Common Stock, pursuant to paragraphs 3(a)(i) or 3(a)(ii).

         "Fair Market Value" for any assets means the price that a willing buyer adequately informed and not compelled to buy would pay for such assets to a willing seller adequately informed and not compelled to sell, as determined by the Board (whose determination shall be conclusive).

         "Group" means the Core Group or the Psychiatric Group.

         "Market Value" of any stock on any Trading Day means the average of the high and low reported sales prices regular way of a share of such stock on such Trading Day or in case no such reported sale takes place on such Trading Day the average of the reported closing bid and asked prices regular way of a share of such stock on such Trading Day, in either case on the New York Stock
Exchange Composite Tape or other national securities exchange, or if the shares of such stock are not listed or admitted to trading on any national securities exchange on such Trading Day, on the National Association of Securities Dealers Automated Quotations National Market, or if the shares of such stock are not listed or admitted to trading on any national securities exchange or quoted on such National Market on such Trading Day, the average of the closing bid and asked prices of a share of such stock in the over-the-counter market on such Trading Day as furnished by any New York Stock Exchange member firm selected from time to time by the Company, or if such closing bid and asked prices are not made available by any such New York Stock Exchange member firm on such Trading Day, the market value of a share of such stock (as determined by the Board, whose determination shall be conclusive); provided that, for purposes of determining the ratios which compare the Market Values of Common Stock and Psychiatric Group Stock, as calculated over any period, (i) the "Market Value" of any share of Common Stock and/or Psychiatric Group Stock on any day prior to the "ex" date or any similar date occurring during such period for any dividend or distribution paid or to be paid with respect to such stock shall be reduced by the fair market value of the per share amount of such dividend or distribution (as determined by the Board, whose determination shall be conclusive) and (ii) the "Market Value" of any share of Common Stock and/or Psychiatric Group Stock on any





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day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination occurring during such period or (B) the "ex" date or any similar date occurring during such period for any dividend or distribution with respect to such stock in shares of such stock shall be appropriately adjusted to reflect such subdivision, combination, dividend or distribution. For purposes of the foregoing, the Market Value of the Psychiatric Group Stock on any day will be deemed to equal ten times (or such other ratio as reflects the number or fraction of shares of Psychiatric Group Stock that a Depositary Share represents, if such number or fraction is changed) the Market Value of the Depositary Shares on such day.

         "Net Fair Market Value" of the Psychiatric Group or Core Group, as the case may be, means the hypothetical Fair Market Value of 100% of the stock of a corporation, assuming the corporation had all of the assets and liabilities of such Group and no other assets or liabilities, as determined by the Board (whose determination shall be conclusive).

         "Psychiatric Group" means (a) the interests of the Company and its subsidiaries in their respective investments in psychiatric hospitals, (b) all activities engaged in by the Company and its subsidiaries in connection with such investments and (c) all assets and liabilities of the Company or any of its subsidiaries relating to or arising out of, or otherwise attributed by the Board to, such investments or activities. Future issuances of Psychiatric Group Stock will be deemed to be for the account of, and net proceeds from such issuances will be deemed to be assets of, the Psychiatric Group. All dividends or other distributions on or repurchases of the Psychiatric Group Stock, and all costs attributed by the Board to the Psychiatric Group, will be deemed to be funded out of assets of the Psychiatric Group. In the case of an issuance of shares of Common Stock as a dividend or other distribution on Psychiatric Group Stock, the Psychiatric Group will be deemed to have purchased such shares for an amount equal to the average Market Value of such shares for the ten consecutive Trading Days ending on the last Trading Day prior to the record date for determining holders of Psychiatric Group Stock entitled to receive such dividend or distribution, and an amount equal to such purchase price shall be deemed to have been transferred from the Psychiatric Group to the Core Group.

         "Redemption Date" means the date, if any, fixed for the redemption of Psychiatric Group Stock, pursuant to paragraphs 3(a)(i) or 3(a)(ii).

         "Trading Day" means each weekday other than any day on which the Common Stock or Depositary Shares, as the case may be, is not traded on any national securities exchange or the National Association of Securities Dealers Automated Quotations National Market or in the over-the-counter market.

                                 *     *     *





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                 IN WITNESS WHEREOF, American Health Properties, Inc. has
caused this Certificate of Designations to be signed by Geoffrey D. Lewis, its Senior Vice President, General Counsel and Secretary, and attested by Victor C. Streufert, its Executive Vice President and Chief Financial Officer, this 6th day of July 1995.


                        AMERICAN HEALTH PROPERTIES, INC.



                        By: /s/ GEOFFREY D. LEWIS
                           -----------------------------
                         NAME: Geoffrey D. Lewis
                              ------------------------
                         TITLE: Senior Vice President,
                                General Counsel and
                                Secretary
                               -----------------------

Attest:


/s/ VICTOR C. STREUFERT
----------------------------------
NAME: Victor C. Streufert
     -----------------------------
TITLE: Executive Vice President
       and Chief Financial Officer
      ----------------------------





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